News Release

FOR IMMEDIATE RELEASE

Core & Main Announces Record Fiscal 2025 First Quarter Results

ST. LOUIS, June 10, 2025—Core & Main, Inc. (NYSE: CNM) ("Core & Main"), a leading specialty distributor dedicated to advancing reliable infrastructure with local service, nationwide, today announced financial results for the first quarter ended May 4, 2025.

Fiscal 2025 First Quarter Results (Compared with Fiscal 2024 First Quarter)

•Net sales increased 9.8% to $1,911 million

•Gross profit increased 9.0% to $510 million; gross profit margin was 26.7%

•Net income increased 4.0% to $105 million

•Diluted earnings per share increased 6.1% to $0.52

•Adjusted EBITDA (Non-GAAP) increased 3.2% to $224 million

•Net cash provided by operating activities of $77 million

•Repurchased $39 million of shares at an average per share price of approximately $46.64

“We are proud to report another quarter of record performance that showcases the resilience of our end markets and the strength of our business model,” said Mark Witkowski, CEO of Core & Main.

“Our associates executed exceptionally well, generating continued market outperformance with a sequential step up in volume growth from last quarter. We were particularly pleased with our gross margin performance in the first quarter, as we continued to deliver on the value of our initiatives to achieve sequential margin expansion.

With a broad range of products and services, Core & Main is uniquely positioned to capture the benefits of investments needed to address aging water infrastructure across the U.S. As the macro environment continues to evolve, I am confident in our team’s ability to adapt and maintain our focus on delivering the critical products and solutions valued by our customers and communities. Against this backdrop, we are reaffirming our full year outlook for net sales, Adjusted EBITDA and operating cash flow."

cont.

Three Months Ended May 4, 2025

Net sales for the three months ended May 4, 2025 increased $170 million, or 9.8%, to $1,911 million compared with $1,741 million for the three months ended April 28, 2024. Net sales increased primarily due to higher volumes and acquisitions. Net sales increased for pipes, valves & fittings, storm drainage and meter products due to higher volumes and acquisitions. Net sales for fire protection products declined due to lower end-market volumes and lower selling prices partially offset by acquisitions.

Gross profit for the three months ended May 4, 2025 increased $42 million, or 9.0%, to $510 million compared with $468 million for the three months ended April 28, 2024. Gross profit as a percentage of net sales for the three months ended May 4, 2025 was 26.7% compared with 26.9% for the three months ended April 28, 2024. The overall decrease in gross profit as a percentage of net sales was primarily attributable to a higher average cost of inventory this year compared to the prior year partially offset by favorable impacts from the execution of our gross margin initiatives and accretive acquisitions.

Selling, general and administrative ("SG&A") expenses for the three months ended May 4, 2025 increased $36 million, or 14.0%, to $293 million compared with $257 million during the three months ended April 28, 2024. The increase is primarily attributable to higher personnel expenses, primarily attributable to acquisitions, inflation and other distribution-related costs due to an increase in sales volume. SG&A expenses as a percentage of net sales were 15.3% for the three months ended May 4, 2025 compared with 14.8% for the three months ended April 28, 2024. The increase was primarily attributable to acquisitions and inflationary cost impacts.

Operating income for the three months ended May 4, 2025 increased $3 million, or 1.8%, to $171 million compared with $168 million during the three months ended April 28, 2024. The increase in operating income was primarily attributable to higher gross profit partially offset by higher SG&A and depreciation and amortization expenses.

Net income for the three months ended May 4, 2025 increased $4 million, or 4.0%, to $105 million compared with $101 million for the three months ended April 28, 2024. The increase in net income was primarily attributable to a 1.8% increase in operating income and a decrease in interest expense partially offset by an increase in income tax expense.

The Class A common stock basic earnings per share for the three months ended May 4, 2025 increased 8.2% to $0.53 compared with $0.49 for the three months ended April 28, 2024. The Class A common stock diluted earnings per share for the three months ended May 4, 2025 increased 6.1% to $0.52 compared with $0.49 for the three months ended April 28, 2024. The basic earnings per share increased due to an increase in net income attributable to Core & Main, Inc. and lower Class A share counts following the share repurchase transactions executed throughout fiscal 2024 and fiscal 2025. Diluted earnings per share increased due to an increase in net income and lower Class A share counts following the share repurchase transactions executed throughout fiscal 2024 and fiscal 2025.

Adjusted EBITDA for the three months ended May 4, 2025 increased $7 million, or 3.2%, to $224 million compared with $217 million for the three months ended April 28, 2024. The increase in Adjusted EBITDA was primarily attributable to higher gross profit partially offset by higher SG&A expenses. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP (as defined below) financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Liquidity and Capital Resources

Net cash provided by operating activities was $77 million for the three months ended May 4, 2025 compared with $78 million for the three months ended April 28, 2024. The $1 million decrease in cash provided by operating activities was due to a higher investment in working capital in the three months ended May 4, 2025 partially offset by the timing of interest payments, lower tax payments and an increase in net income.

Net Debt, calculated as gross consolidated debt net of cash and cash equivalents, as of May 4, 2025 was $2,276 million compared with $2,419 million as of April 28, 2024. The decrease in Net Debt was primarily attributable to lower borrowings on our senior asset-based revolving credit facility ("Senior ABL Credit Facility").
Core & Main Announces Record Fiscal 2025 First Quarter Results

As of May 4, 2025, we had $100 million outstanding borrowings on our Senior ABL Credit Facility, which provides for borrowings of up to $1,250 million, subject to borrowing base availability. As of May 4, 2025, after giving effect to approximately $15 million of letters of credit issued under the Senior ABL Credit Facility, Core & Main LP would have been able to borrow approximately $1,135 million under the Senior ABL Credit Facility, subject to borrowing base availability.

Fiscal 2025 Outlook

Core & Main reaffirms its full-year outlook issued in March for fiscal 2025, a 52-week year compared to fiscal 2024, a 53-week year.

•Net sales of $7,600 to $7,800 million

•Net sales growth of 2% to 5%, reflecting average daily sales growth of 4% to 7%

•Adjusted EBITDA (Non-GAAP) of $950 to $1,000 million

•Adjusted EBITDA margin (Non-GAAP) of 12.5% to 12.8%

•Operating Cash Flow of $570 to $650 million

Conference Call & Webcast Information

Core & Main will host a conference call and webcast on June 10, 2025 at 8:30 a.m. ET to discuss the company's financial results. The live webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call may also be accessed by dialing 833-470-1428 or +1-404-975-4839 (international). The passcode for the call is 528579. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

About Core & Main

Based in St. Louis, Core & Main is a leader in advancing reliable infrastructure® with local service, nationwide®. As a specialty distributor with a focus on water, wastewater, storm drainage and fire protection products and related services, Core & Main provides solutions to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets. With more than 370 locations across the U.S., the company provides its customers local expertise backed by a national supply chain. The 5,700 associates at Core & Main are committed to helping their communities thrive with safe and reliable infrastructure. Visit coreandmain.com to learn more.

Core & Main Announces Record Fiscal 2025 First Quarter Results

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, all statements other than statements of historical facts contained in this press release, including statements relating to our intentions, beliefs, assumptions or current expectations concerning, among other things, our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding expected growth, future capital expenditures, capital allocation and debt service obligations, and the anticipated impact on our business.

Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition, cash flows and the development of the market in which we operate are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed under the captions “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release.

Core & Main Announces Record Fiscal 2025 First Quarter Results

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; our ability to competitively bid for contracts; price fluctuations in our product costs (including effects of tariffs); our ability to manage our inventory effectively, including during periods of supply chain disruptions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the fragmented and highly competitive markets in which we compete and consolidation within our industry; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and regional managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or limited supplier distribution rights are terminated; changes in supplier rebates or other terms of our supplier agreements; the availability of freight; the ability of our customers to make payments on credit sales; our ability to identify and introduce new products and product lines effectively; the spread of, and response to, public health crises and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; changes in stakeholder expectations in respect of environmental, social and governance and sustainability practices; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our brand or reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products; interruptions in the proper functioning of our and our third-party service providers' information technology systems, including from cybersecurity threats; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; our ability to continue our customer relationships with short-term contracts; risks associated with operating internationally, including exporting and importing of certain products; our indebtedness and the potential that we may incur additional indebtedness that might restrict our operating flexibility; the limitations and restrictions in the agreements governing our indebtedness, the Amended and Restated Limited Partnership Agreement of Core & Main Holdings, LP, as amended, and the Tax Receivable Agreements (each as defined in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025); increases in interest rates on our variable rate indebtedness; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Investor Relations:
Glenn Floyd, 314-995-9108
InvestorRelations@CoreandMain.com

Core & Main Announces Record Fiscal 2025 First Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data), unaudited

	Three Months Ended
	May 4, 2025	April 28, 2024

Net sales	$1,911	$1,741
Cost of sales	1,401	1,273
Gross profit	510	468
Operating expenses:
Selling, general and administrative	293	257
Depreciation and amortization	46	43
Total operating expenses	339	300
Operating income	171	168
Interest expense	30	34
Income before provision for income taxes	141	134
Provision for income taxes	36	33
Net income	105	101
Less: net income attributable to non-controlling interests	5	6
Net income attributable to Core & Main, Inc.	$100	$95

Earnings per share (“EPS”)
Basic	$0.53	$0.49
Diluted	$0.52	$0.49
Number of shares used in computing EPS
Basic	189,802,381	192,194,061
Diluted	198,700,476	202,615,824

Core & Main Announces Record Fiscal 2025 First Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data), unaudited

	May 4, 2025	February 2, 2025
ASSETS
Current assets:
Cash and cash equivalents	$8	$8
Receivables, net of allowance for credit losses of $21 and $18, respectively	1,319	1,066
Inventories	1,069	908
Prepaid expenses and other current assets	48	43
Total current assets	2,444	2,025
Property, plant and equipment, net	174	168
Operating lease right-of-use assets	265	244
Intangible assets, net	901	935
Goodwill	1,899	1,898
Deferred income taxes	566	558
Other assets	29	42
Total assets	$6,278	$5,870

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$24	$24
Accounts payable	923	562
Accrued compensation and benefits	68	123
Current operating lease liabilities	70	67
Other current liabilities	161	90
Total current liabilities	1,246	866
Long-term debt	2,239	2,237
Non-current operating lease liabilities	196	178
Deferred income taxes	87	87
Tax receivable agreement liabilities	669	706
Other liabilities	20	22
Total liabilities	4,457	4,096
Commitments and contingencies
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 189,451,269 and 189,815,899 shares issued and outstanding as of May 4, 2025 and February 2, 2025, respectively	2	2
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 7,649,490 and 7,936,061 shares issued and outstanding as of May 4, 2025 and February 2, 2025, respectively	—	—
Additional paid-in capital	1,220	1,220
Retained earnings	515	449
Accumulated other comprehensive income	7	27
Total stockholders’ equity attributable to Core & Main, Inc.	1,744	1,698
Non-controlling interests	77	76
Total stockholders’ equity	1,821	1,774
Total liabilities and stockholders’ equity	$6,278	$5,870

Core & Main Announces Record Fiscal 2025 First Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions, unaudited

	Three Months Ended
	May 4, 2025	April 28, 2024
Cash Flows From Operating Activities:
Net income	$105	$101
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	48	46
Equity-based compensation expense	5	3
Deferred income tax expense	3	2
Other	4	2
Changes in assets and liabilities:
(Increase) decrease in receivables	(257)	(170)
(Increase) decrease in inventories	(163)	(104)
(Increase) decrease in other assets	(5)	(17)
Increase (decrease) in accounts payable	361	244
Increase (decrease) in accrued liabilities	(24)	(29)
Net cash provided by operating activities	77	78
Cash Flows From Investing Activities:
Capital expenditures	(13)	(7)
Acquisitions of businesses, net of cash acquired	—	(564)
Other	(3)	(3)
Net cash used in investing activities	(16)	(574)
Cash Flows From Financing Activities:
Repurchase and retirement of equity interests	(39)	—
Distributions to non-controlling interest holders	(2)	(4)
Payments pursuant to Tax Receivable Agreements	(18)	(11)
Borrowings on asset-based revolving credit facility	100	585
Repayments on asset-based revolving credit facility	(93)	(774)
Issuance of long-term debt	—	750
Repayments of long-term debt	(6)	(6)
Debt issuance costs	—	(12)
Other	(3)	(3)
Net cash (used in) provided by financing activities	(61)	525
Increase in cash and cash equivalents	—	29
Cash and cash equivalents at the beginning of the period	8	1
Cash and cash equivalents at the end of the period	$8	$30

Cash paid for interest (excluding effects of interest rate swap)	$14	$34
Cash paid for income taxes	29	47

Core & Main Announces Record Fiscal 2025 First Quarter Results

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt, all of which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income or net income attributable to Core & Main, Inc., as applicable, or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including but not limited to (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the initial public offering and subsequent offerings and (d) expenses associated with acquisition activities. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Net Debt as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA includes amounts otherwise attributable to non-controlling interests as we manage the consolidated Company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

•do not reflect income tax expenses, the cash requirements to pay taxes or related distributions;

•do not reflect cash requirements to replace in the future any assets being depreciated and amortized; and

•exclude certain transactions or expenses as allowed by the various agreements governing our indebtedness.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt are not alternative measures of financial performance or liquidity under GAAP and therefore should be considered in conjunction with net income, net income attributable to Core & Main, Inc. and other performance measures such as gross profit or net cash provided by or used in operating, investing or financing activities and not as alternatives to such GAAP measures. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.

Core & Main Announces Record Fiscal 2025 First Quarter Results

No reconciliation of the estimated range for Adjusted EBITDA or Adjusted EBITDA margin for fiscal 2025 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc., the most directly comparable GAAP measure, without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented:

(Amounts in millions)	Three Months Ended
	May 4, 2025	April 28, 2024
Net income attributable to Core & Main, Inc.	$100	$95
Plus: net income attributable to non-controlling interest	5	6
Net income	$105	$101
Depreciation and amortization (1)	47	44
Provision for income taxes	36	33
Interest expense	30	34
EBITDA	$218	$212
Equity-based compensation	5	3
Acquisition expenses (2)	1	2
Adjusted EBITDA	$224	$217

(1)Includes depreciation of certain assets which are reflected in “cost of sales” in our Statement of Operations.

(2)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments, expense recognition of purchase accounting fair value adjustments (excluding amortization).

The following table sets forth a calculation of Net Debt for the periods presented:

(Amounts in millions)	As of
	May 4, 2025	April 28, 2024
Senior ABL Credit Facility due February 2029	$100	$241
Senior Term Loan due July 2028	1,245	1,459
Senior Term Loan due February 2031	939	749
Total Debt	$2,284	$2,449
Less: Cash & Cash Equivalents	(8)	(30)
Net Debt	$2,276	$2,419

Core & Main Announces Record Fiscal 2025 First Quarter Results